Exhibit 99.1

Acer Therapeutics Announces Restructuring and Update on Pipeline Programs

Restructuring expected to extend cash runway through end of 2020

Acer plans to discuss EDSIVO™ CRL with FDA and will continue to advance additional pipeline products

NEWTON, MA – July 5, 2019 – Acer Therapeutics Inc. (Nasdaq: ACER), a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs, today announced a corporate restructuring and update on its pipeline programs. Acer’s headcount has been reduced from 48 to 19 employees and pre-commercial activities of EDSIVO™ (celiprolol) have been halted. The restructuring is expected to provide the resources needed for Acer to conduct its planned business operations through 2020. Acer intends to pursue discussions with the U.S. Food and Drug Administration (FDA) regarding its previously announced Complete Response Letter (CRL) for Acer’s New Drug Application (NDA) for EDSIVO™ for the treatment of vascular Ehlers-Danlos syndrome (vEDS), and to continue the development of Acer’s additional pipeline programs, including ACER-001 and osanetant.

“While we are disappointed by the CRL, we intend to continue our dialogue with the FDA to fully understand its response and work toward our goal of approval of EDSIVO™ for confirmed COL3A1+ vEDS patients, who currently have no approved treatment options,” said Chris Schelling, CEO and Founder of Acer. “Nevertheless, in light of the CRL it was necessary to reduce our expenses, extend our cash runway, and focus our resources on a potential path forward for EDSIVO™ as well as continued development of our other pipeline opportunities.”

ACER-001 for Urea Cycle Disorders (UCDs)

Acer expects to initiate a pivotal bridging study in Q4 2019 of ACER-001, a fully taste-masked, immediate release formulation of sodium phenylbutyrate, in patients with a Urea Cycle Disorder (UCD) under an active Investigational New Drug (IND) application. Sodium phenylbutyrate has been found to help control blood ammonia levels in conjunction with a restricted diet for people with UCD.1,2 However, non-compliance with treatment is common due to the unpleasant taste and the high cost associated with the medications currently approved by the FDA. Acer believes the taste-masked properties and competitive pricing of ACER-001 could make it a compelling alternative to existing treatments.

The purpose of the bridging study is to establish bioequivalence to sodium phenylbutyrate. The trial is expected to enroll approximately 35-70 healthy subjects. Acer will also conduct an independent taste assessment comparing the two formulations. If the studies are successful, and pending feedback from a Type C meeting with the FDA, Acer plans to file an NDA for ACER-001 in UCD patients in the first half of 2020. The Company also intends to develop ACER-001 for patients with Maple Syrup Urine Disease (MSUD) and has been granted orphan drug designation by the FDA in this indication.

Osanetant for Neuroendocrine Disorders

Acer is also developing osanetant, a clinical-stage, selective, non-peptide tachykinin NK3 receptor antagonist. The Company acquired worldwide rights to osanetant from Sanofi in December 2018. Osanetant was originally developed by Sanofi for the treatment of symptoms associated with schizophrenia and has been studied in more than 1,500 healthy subjects and schizophrenic patients with clinical and laboratory safety data from 21 completed Phase 1 and Phase 2 trials. Clinical proof of concept studies with other NK3R antagonists have demonstrated rapid and clinically-meaningful improvement in vasomotor symptoms and polycystic ovarian syndrome.

Acer expects to disclose specific indications for the development of osanetant in late July 2019 and to initiate a clinical study by mid-2020 to evaluate pharmacokinetics, pharmacodynamics and safety of osanetant in patients with various rare and life-threatening neuroendocrine disorders.

About Acer Therapeutics

Acer is a pharmaceutical company focused on the acquisition, development and commercialization of therapies for serious rare and life-threatening diseases with significant unmet medical needs. Acer’s pipeline includes three clinical-stage candidates: EDSIVO™ (celiprolol) for the treatment of vascular Ehlers-Danlos syndrome (vEDS) in patients with a confirmed type III collagen (COL3A1) mutation; ACER-001 (a fully taste-masked, immediate release formulation of sodium phenylbutyrate) for the treatment of various inborn errors of metabolism, including urea cycle disorders (UCDs) and Maple Syrup Urine Disease (MSUD); and osanetant for the treatment of various neuroendocrine disorders. Acer’s product candidates are believed to present a comparatively de-risked profile, having one or more of a favorable safety profile, clinical proof-of-concept data, mechanistic differentiation and/or accelerated paths for development through specific programs and procedures established by the FDA.

References:

1.	Sirrs SM, et al. Barriers to Transplantation in Adults with Inborn Errors of Metabolism. JIMD Rep. 2013;8:139-144.
2.	Camp KM, et al. Phenylketonuria Scientific Review Conference: State of the science and future research needs. Mol Genet Metab. 2014;112(2):87-122.

Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, future financial position, future revenues, projected expenses, regulatory actions or approvals, cash position, liquidity, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to expectations regarding our capital resources; the potential for EDSIVO™ (celiprolol), ACER-001 and osanetant to safely and effectively treat diseases and to be approved for marketing; the commercial or market opportunity of any of our product candidates in any target indication; the adequacy of our capital to support our future operations and our ability to successfully initiate and complete clinical trials and regulatory submissions; our progress toward possible approval for EDSIVO™; the ability to protect our intellectual property rights; our strategy and business focus; and the development, expected timeline and commercial potential of any of our product candidates. We may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, risks and uncertainties associated with the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, the availability of sufficient resources to meet our business objectives and operational requirements, the fact that the results of earlier studies and trials may not be predictive of future clinical trial results, the protection and market exclusivity provided by our intellectual property, risks related to the drug development and the regulatory approval process, including the timing of regulatory actions, and the impact of competitive products and technological changes. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made. You should review additional disclosures we make in our filings with the Securities and Exchange Commission, including our Quarterly Reports on Form 10-Q and our Annual Report on Form 10-K. You may access these documents for no charge at http://www.sec.gov.

Investor Contact:

Hans Vitzthum

LifeSci Advisors

Ph: 617-535-7743

hans@lifesciadvisors.com

Jim DeNike

Acer Therapeutics Inc.

Ph: 844-902-6100

jdenike@acertx.com

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